Exhibit 99.1

FOOD INDUSTRY VETERAN DENNIS O’BRIEN

JOINS THE BOARD OF DIRECTORS OF SENOMYX, INC.

LA JOLLA, CA – April 19, 2006 – Senomyx, Inc. (NASDAQ: SNMX) a leading company focused on using proprietary taste receptor-based assays to discover novel flavor ingredients for the packaged food and beverage industry, announced today that Dennis F. O’Brien has joined the Company’s Board of Directors. O’Brien has extensive food industry experience, most recently as the President and Chief Operating Office of ConAgra Foods Retail Products Company.

“Senomyx is very fortunate to have Dennis O’Brien join our Board of Directors,” said Kent Snyder, President and Chief Executive Officer of the Company. “He has been responsible for general management of an $8.6 billion packaged foods business, and his knowledge of industry operations, marketing, and product development make Dennis an exceptional addition to our Board.”

As the head of the ConAgra Foods Retail Products Company, O’Brien has been responsible for a portfolio of more than forty brands competing in over twenty-five food categories across multiple retailer formats, as well as a 22,500 employee base that includes sales, finance, and human resources functional teams. Prior to this position, O’Brien was President and Chief Operating Officer of ConAgra’s Grocery Foods in Irvine, California. He was previously at Campbell Soup Company, where he served as Vice President, Beverages, and Vice President of Marketing, Pepperidge Farm Biscuits. O’Brien also held management positions at Nestlé Foods Company and The Procter & Gamble Company.

Senomyx also announced that David Schnell, M.D., has notified the Company that he will not be standing for re-election to the Board of Directors.

“David Schnell has been a very important member of our Board since December 1999,” Snyder noted. “We would like to thank him for the valuable contributions he made to Senomyx during the formative years of the Company and we wish him success in his future endeavors.”

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company focused on using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas. Senomyx has entered into product discovery and development collaborations with six of the world’s leading packaged food and beverage companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Executive Director, Investor Relations & Corporate Communications

858-646-8369

gwen.rosenberg@senomyx.com

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